EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman, President and Chief Executive Officer

– Conference Call –

Third Quarter 2007 Earnings Announcement

October 24, 2007

Los Angeles, California

Good morning and thank you for joining us.

This has been a good quarter for Oxy. Increase in our production volume, including initial production from the Dolphin Project and increases in worldwide crude oil prices contributed to Oxy’s record third quarter core income results of $1.210 billion. This reflects the continued successful implementation of our long-term strategy that is focused on current and new long-lived oil and gas assets in our core regions that produce strong financial returns.

The Dolphin Project continues to go very well. The first two trains of the gas plant are in operation and performing at levels 5 to 10 percent above their nameplate capacity. The remaining two trains are expected to come on between now and year-end and we expect to reach full capacity in early 2008.

On the past several calls I have expressed confidence that additional growth at Oxy will be driven by new opportunities in the Middle East/North Africa region and that we expect to announce two new agreements before year-end. I know you are all anxious to hear details. However, while it remains premature to give you any specifics today, I want to emphasize that I continue to be optimistic about our ability to deliver on our promises.

As you are aware, we are a finalist in the Abu Dhabi National Oil Company selection of a partner to develop the giant Shah gas field and we look forward to the decision in coming weeks. We are also making progress in developing additional projects in the United Arab Emirates.

In Libya, we are in commercial negotiation for large enhanced oil recovery projects for existing fields.

Earlier this month we closed on the acquisition of blocks 12 and 13 in Qatar that we acquired from Anadarko and expect to immediately add 5,000 BOE per day to our net production. In addition, we were recently awarded two offshore exploration areas in Bahrain. These areas are technically quite interesting and adjacent to major producing fields in Qatar. We are also submitting a proposal to work with Bahrain to increase oil production from existing onshore areas.

We are confident in our prospects for continued strong financial performance and growth.

I’ll now turn the call over to Steve Chazen.

Occidental Petroleum Corporation

STEPHEN CHAZEN

Senior Executive Vice President and Chief Financial Officer

– Conference Call –

Third Quarter 2007 Earnings Announcement

October 24, 2007

Los Angeles, California

Thank you, Ray.

Net income for the quarter was $1.324 billion, or $1.58 per diluted share, compared to $1.170 billion, or $1.36 per diluted share in the third quarter of 2006. The current quarter diluted earnings per share increase of 16.2 percent compared to last year was greater than the 13.2 percent net income increase as a result of the share repurchase program. Core results were $1.210 billion, or $1.45 per diluted share in the third of quarter 2007, compared to $1.103 billion, or $1.28 per diluted share in the third quarter of 2006. The 2007 third quarter net income includes $106 million of after-tax gains from the sale of non-core assets, comprised of the following: a $72 million gain from the sale of the West Africa exploration properties, net of oil and gas asset impairments; a $27 million gain from the sale of the remaining 2.4 million Lyondell shares; and a $7 million gain from the sale of domestic oil and gas interests. The third quarter of 2007 includes $8 million income from discontinued operations, compared to $67 million income in the third quarter of 2006.

Here’s the segment breakdown for the third quarter.

Oil and gas third quarter 2007 segment earnings were $2.029 billion. After excluding the gains that I just described, the third quarter 2007 results were $1.988 billion, compared to $1.790 billion for the third quarter of 2006. The following accounted for the increase in oil and gas earnings between these quarters:

•

Higher worldwide oil and gas price realizations resulted in an increase of $249 million of earnings over the comparable period in 2006. Occidental’s average realized crude oil price in the 2007 third quarter was $5.98 higher than in the comparable period in 2006. Oxy’s domestic average realized gas price for the quarter was $5.90, essentially flat with the $5.88 for the third quarter 2006.

•

Worldwide oil and gas production from continuing operations for the quarter averaged 570,000 barrels of oil equivalent per day, an increase of 7 percent, compared with 533,000 BOE production in the third quarter of last year. A significant portion of the production improvement was the result of the Dolphin project start-up which contributed 15,000 BOE per day. Additionally, production volumes increased in California, Colombia and Qatar.

•

Our guidance for the third quarter was in the range of 585,000 to 590,000 BOE per day. We were under this range due to the delayed closing of the Qatar asset acquisition from Anadarko, which took place in the fourth quarter of 2007, representing 4,000 BOE per day and the impact of product prices that reduce volumes from our production sharing contracts by approximately another 4,000 BOE per day. We also had a labor strike in Argentina.

•	Dolphin contributed $13 million to after-tax income during the third quarter start up which was greater than our guidance of $10 million. The sales volumes were 15,000 BOE per day, compared to our guidance of 17,000 BOE per day due to one less lifting during the quarter.
•	Exploration expense of $68 million in the quarter was lower than our previous guidance of $95 million.

Oil and gas production costs for the first nine months of 2007 were $12.56 a barrel compared to last year’s costs of $11.70 a barrel. The increases were a result of higher field operating and maintenance costs mainly in the US and Latin America.

Chemical segment earnings for the third quarter of 2007 were $212 million, which was higher than our second quarter guidance of $160 to $175 million. The improvement in earnings from our guidance was due to higher prices across the chloro-vinyls product chain. Despite weakness in domestic demand, chlorine derivative exports were particularly strong in the third quarter. Chemicals earned $248 million in last year’s third quarter. The primary factor that accounted for the quarter-to-quarter difference was lower polyvinyl chloride margins.

The worldwide effective tax rate, excluding the impact of asset sales and other significant items, was 42 percent for the third quarter of 2007, five percent lower than our guidance. The lower quarterly rate reflects a positive effect on the income tax rate resulting from substantial increases in crude oil prices in the second half of 2007 and lower foreign exploration expense, due to delay of certain drilling activities. In addition, the quarter was favorably impacted by a change in the mix with a larger portion of income coming from U.S. sources rather than higher taxed foreign sources.

Let me now turn to Occidental’s performance through the first nine months.

Net income was $3.948 billion, or $4.69 per diluted share for the first nine months of 2007, compared with $3.261 billion, or $3.78 per diluted share for the same period of 2006. Core results were $2.941 billion, or $3.50 per diluted share for the first nine months of 2007, compared with $3.332 billion, or $3.86 per diluted share for the same period of 2006.

Worldwide oil and gas production for the nine months averaged 563,000 barrels of oil equivalent per day, an increase of 4 percent, compared with 539,000 BOE production in the first nine months of last year.

Capital spending was $880 million for the quarter and $2.510 billion for the first nine months. We expect total capital spending for the year to be about $3.5 billion.

Cash flow from operations for the nine months was approximately $4.3 billion. Additionally, we received total proceeds of $670 million from the sale of our investment in Lyondell, $485 million from the sale of our interest in the Russian joint venture, $230 million from the sale of our Pakistan properties, $120 million from the sale of exploration properties and $75 million from the sale of domestic oil and gas interests. We used $2.5 billion of the company’s cash flow to fund capital expenditures, $1.0 billion for acquisitions, $1.0 billion to repurchase debt and $560 million to pay dividends. We spent $910 million to repurchase 17.4 million common shares at an average price of $52.27 per share. These net cash outlays reduced our $1.6 billion cash balance at the end of last year by $100 million to $1.5 billion at September 30. Debt was $2.0 billion at the end of September, with long-term debt of $1.7 billion.

The weighted average basic shares outstanding for the nine months were 837.0 million and the weighted average diluted shares outstanding were 840.9 million. At September 30, there were 829.7 million basic shares outstanding and the dilutive share amount was approximately 833.7 million.

Our debt to capitalization ratio was 8 percent, down from 13 percent at yearend 2006. Over the first nine months of the year, Oxy’s annualized return on equity was 26 percent, with an annualized return on capital employed of 24 percent.

As we look ahead in the current quarter:

•

We expect oil and gas production to be in the range of 600,000 to 615,000 BOE per day during the fourth quarter. The increase includes 21,000 BOE per day from Dolphin, 5,000 BOE per day from the acquisition of Qatar assets from Anadarko which closed in early October.

•

Dolphin’s third quarter income was $13 million after foreign tax and we expect the fourth quarter after-tax income to be in the $50 to $60 million range. Dolphin is expected to run at 55 percent of capacity during the fourth quarter and contributions will continue to improve as it becomes fully operational.

We expect the oil and gas production year end exit rate to be in the range of 615,000 to 635,000 BOE per day. The increase includes 45,000 to 50,000 BOE per day from Dolphin, 5,000 BOE per day from the announced acquisition of Qatar assets from Anadarko and higher Latin American production. The Dolphin exit rate could be higher, as noted in our previous guidance, depending on how quickly the final train of the gas plant ramps up to full capacity. In any case we expect it to be running at full capacity during January.

With regards to prices -

•	A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $35 million before the impact of income taxes and Dolphin.
•

A swing of 50-cents per million BTUs in domestic gas prices has a $24 million impact on quarterly earnings before income taxes. The NYMEX gas price for the third quarter was $6.69 per thousand cubic feet.

Additionally -

•	We expect exploration expense to be about $80 to $100 million for seismic and drilling for our Libya and South American exploration programs.
•

We expect chemical segment earnings to be in the range of $100 to $140 million, compared to the $212 million in the third quarter. The decline from the third quarter reflects the normal seasonal downturn, continued weakening demand due to lower housing starts and higher energy and ethylene cost. This results in lower volumes and margins across the chloro-vinyls chain. The prices and volumes for key chemical products for the fourth quarter are expected to behave as follows:

	°	We expect fourth quarter chlorine prices to be about 10% lower and caustic soda prices to be about 20% higher than last year, and volumes to be comparable.
	°	We expect polyvinyl chloride prices for the fourth quarter to be slightly higher than last year and volumes to be about similar.
	°	We expect ethylene costs to be at least 30% higher than last year.

•

As we previously discussed, tax rates are difficult to predict for the interim periods as they are based upon projected total year income and taxes. Occidental’s rate is sensitive to changes in oil and gas prices and foreign expensed exploration. Changes in oil prices have an inverse effect on income tax rates. Increasing oil prices increase the proportion of U.S. income which has lower income tax rates than our international operations. Occidental generally records no tax benefit on foreign expensed exploration until the project is completely abandoned.

•

We expect fourth quarter foreign exploration expense, which is not currently tax deductible, to be approximately $70 million. The worldwide tax rate before this exploration expense is expected to be approximately 45 percent. We expect our combined worldwide tax rate in the fourth quarter, including exploration expense, to increase to about 46 percent. Our third quarter and nine months U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule”.

Copies of the press release announcing our third quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; changes in tax rates; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com . You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Occidental Petroleum Corporation
Cash and Cash Equivalents
($ Millions)
Reconciliation to Generally Accepted Accounting Principles (GAAP)
	31-Dec-06	30-Sep-07
Cash and cash equivalents	1,339	1,455
Short-term investments	240	-
	1,579	1,455
Roundings for presentation	1	-
	1,580	1,455

Occidental Petroleum Corporation
Return on Capital Employed (% )
($ Millions)		Nine
		Months	Annualized
Reconciliation to Generally Accepted Accounting Principles (GAAP)	2006	2007	2007
GAAP measure - earnings applicable to common shareholders	4,191	3,948
Interest expense	131	186
Tax effect of interest expense	(46)	(65)
Earnings before tax-effected interest expense	4,276	4,069
GAAP stockholders' equity	19,252	21,901
DEBT
GAAP debt
Debt, including current maturities	2,790	1,904
Non-GAAP debt
Capital lease obligation	25	25
Subsidiary preferred stock	75	75
Total debt	2,890	2,004
Total capital employed	22,142	23,905
Return on Capital Employed (%)	21.2	17.7	23.6